Invesco Severance Plan

The Invesco Severance Plan (the “Plan”) provides Severance Benefits in the form of Severance Pay and other benefits to certain employees of IVZ, Inc. or of certain other members of the Invesco Ltd. corporate group (the “Company”). The members of the Invesco Ltd. corporate group covered by the Plan are: IVZ, Inc., Invesco Aim Management Group, Inc., Invesco Group Services, Inc., Invesco National Trust Company, and Invesco Institutional (N.A.), Inc.

The only Severance Benefits provided by the Company for such employees are pursuant to the terms and conditions of this Plan. This Plan is effective as of September 15, 2008 and amends and restates the Invesco Severance Plan, dated as of May 16, 2008.

This Plan is the sole and exclusive plan of benefits by the Company for the provision of Severance Benefits to designated employees of the Company. Thus, to the extent that any other written or unwritten plan, fund, program or arrangement to provide such benefits for any such employee of the Company may be deemed to exist or to have existed, under ERISA or otherwise, any such other written or unwritten plan, fund, program or arrangement hereby is terminated and eliminated as of September 15, 2008.

The provisions of the Plan, including the requirements for eligibility and participation, the amount and form of Severance Benefits and the conditions and limitations on the receipt of such benefits, are contained in Exhibit 1, Exhibit 2, and Exhibit 3 which are attached hereto and incorporated herein by reference.

The Plan is intended to be an “employee welfare benefit plan,” as such term is defined under Section 3(1) of ERISA.

The above Plan was adopted by IVZ, Inc. and approved to be effective as of September 15, 2008.

      IVZ, Inc.

By:      /s/ Loren M. Starr

Title:  President and Chief Executive

EXHIBIT 1

1.	ERISA - The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

2.

Fiduciaries and Fiduciary Duty - The named fiduciaries, as designated under ERISA, who shall be the Plan Administrator and any other parties designated as Fiduciaries by the Plan Administrator in accordance with the powers provided herein, but only with respect to the specific responsibilities of each in connection with the Plan.

The Fiduciaries shall have only those powers, duties, responsibilities and obligations as are specifically given or delegated to them under this Plan. The Plan Administrator shall be the Company. The Company shall have the sole authority to appoint and remove the Plan Administrator, should the Company choose to appoint someone other than itself as the Plan Administrator. The Company also shall have the sole authority to amend or terminate the Plan in whole or in part.

The Plan Administrator shall have the sole responsibility for the administration of the Plan. The Plan Administrator may appoint or employ individuals to assist in the administration of the Plan and may appoint or employ any other agents it deems advisable, including legal counsel and auditors, to serve at the Plan Administrator's direction.

In addition to the powers, duties and discretion described above and described in Exhibit 2 and Exhibit 3, the Plan Administrator shall have the following powers and responsibilities:

(a)	To prescribe procedures to be followed by employees requesting benefits;

(b)	To prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan; and,

(c)	To receive from employees and agents and from the Company such information as shall be necessary for the proper administration of the Plan.

Whenever, in the Plan Administrator's opinion, an employee entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct payment to such person or to the legal representative of such person for his benefit, or the Plan Administrator may apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

Exhibit 1 – Page 1

The Plan Administrator has the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

3.

Eligibility - The Plan Administrator, in its sole discretion, determines the eligibility of any individual for the Plan. Unless otherwise specifically provided in a Plan document, the following individuals are not eligible to participate in or receive benefits under the Plan:

(a)	any intern, part-time, seasonal or temporary Employee;

(b)

any Employee whose terms and conditions of employment are determined by a collective bargaining agreement with the Company (unless such collective bargaining agreement specifically provides for the application of the Plan to the bargaining unit in which such Employee is included);

(c)

any individual who is employed by a leasing, temporary employment, consulting or other organization not a part of the Company and/or who is a "leased employee" as defined in Section 414(n) of the Internal Revenue Code and who may be required by such Section to be considered an employee of the Company for certain benefits and under certain circumstances;

(d)

any individual classified by the Company as an independent contractor, contract worker or other ineligible designation; provided, however, that if any individual classified by the Company as an independent contractor or other non-employee designation is later required by action of the Internal Revenue Service, Department of Labor or any other governmental agency to be classified as an Employee, such individual shall not be an eligible Employee under this Plan prior to such reclassification and, after such reclassification, the individual's eligibility shall be in accordance with the rules established by the Plan Administrator;

(e)	any individual who is a nonresident alien or who is not authorized to work in the United States;

(f)	any individual who is a resident alien who is assigned by an affiliated company to work in the United States for the Company;

(g)

any Employee who has an employment or retention agreement that specifically provides for compensation or other consideration in the event of separation from Company employment in lieu of benefits under the Plan or any successor plan, or which provides for employment for a specific term that has not expired (in which

Exhibit 1 – Page 2

case the Company and the Employee may agree that the Employee may be eligible);

(h)	any Employee who leaves the employment of the Company voluntarily, including retirement,

(i)	any Employee who is terminated for violation of Company policy, including misconduct, or other cause;

(j)	any individual who is offered or accepts another position offered to him or her by the Company or any of its affiliates;

(k)	any individual who terminates employment due to an accident, illness, disability or death;

(l)

any individual who is notified in advance of his or her termination date and voluntarily terminates employment prior to the designated termination date and thus not actively employed with the Company on the termination date;

(m)	any individual terminated prior to the effective date of the Plan; or

(n)	any Employee who participates in any other separation or severance plan of the Company.

For purposes of the Plan, "Employee" means a person who is a common law employee of the Company.

4.

Plan Financing - Except as otherwise provided herein, no assets of the Company shall be Specifically set aside for the payment of benefits under this Plan. The Severance Benefits payable under this Plan shall be paid from the general assets of the Company. The obligation of the Company is simply an obligation to make payments according to the terms and conditions of the Plan. An employee's right to any payments hereunder shall be the same as that of any of any unsecured general creditor of the Company.

5.

Nonguarantee of Employment - Nothing contained in this Plan shall be construed as a contract of employment between the Company(or any entity affiliated with the Company) and any employee or as a right of any employee to be continued in the employment of the Company (or any entity affiliated with the Company),or as a limitation of the right of the Company to discharge any of its employees with or without cause or notice.

6.

Spendthrift Clause - Except to the extent mandated by law, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable

Exhibit 1 – Page 3

hereunder, shall be void and of no force and effect whatsoever; provided, however, that the benefits hereunder may be assigned or transferred to pay any bona fide debt of the employee to the Company or any entity affiliated with the Company. The Plan shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

7.

Successor to the Company - In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan will be continued by the successor, and, in that event, such successor shall be substituted for the Company under the Plan.

8.	Delegation of Authority by the Company - Any action by the Company under this Plan may be made by any person or persons duly authorized by the Company to take such action.

9.

Applicable Law - The provisions of the Plan shall be construed and administered according to, and its validity and enforceability shall be determined under ERISA. In the event ERISA does not preempt state law in a particular circumstance, the laws of the State of Georgia shall govern. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

Exhibit 1 – Page 4

EXHIBIT 2

Summary Plan Description

[ SEE ATTACHED ]

Invesco Severance Plan Summary Plan Description Amended and Restated as of September 15, 2008

6

HIGHLIGHTS AND ELIGIBILITY REQUIREMENTS

•	OVERVIEW

This Summary Plan Description describes the Invesco Severance Plan (f/k/a AMVESCAP Severance Plan) (the “Plan”), amended and restated as of September 15, 2008. The Plan provides certain eligible employees of IVZ, Inc. (f/k/a AVZ Inc.) and of its U.S. subsidiaries and affiliates (collectively, the “Company”) an opportunity to receive severance pay and related benefits upon termination of employment.

The eligibility requirements and the benefits provided by the Plan are explained in this booklet. The Plan is the sole and exclusive plan of the Company for the provision of Severance Benefits upon a termination of employment from the Company (refer to the section below entitled “Benefits Provided Under the Plan” for a description of what is included in “Severance Benefits”). The Plan supersedes all prior severance plans and policies of the Company, including the 2005 Invesco Severance Plan, and all of such prior plans have been terminated by the Company.

Certain terms which are capitalized in the discussion below have defined meanings. If the term is not defined where it first appears, you may find the definition under the section in this booklet entitled “Definitions Relating to Severance Benefits.”

Under the Plan, you will be given the opportunity to elect certain benefits if all of the following conditions are satisfied: (i) the Company terminates your employment as a result of a reduction in force, reorganization or restructuring, or changes in the Company’s operating requirements; (ii) you sign and return (and do not revoke) a Severance Agreement; and (iii) you complete such other forms relating to your termination of employment as the Company provides to you in connection with your Severance Benefits under the Plan. If you are 40 years of age or older, you will have at least 45 days to review and consider the Severance Agreement and seven (7) days to revoke the Severance Agreement in its entirety after you have signed it. If you are under age 40, you will have at least seven (7) days to review and consider the Severance Agreement, but you will not have the right to revoke the agreement once it is signed.

Employees who receive benefits provided under the Plan are not eligible for severance benefits provided by the Companyunder any other plan, policy or agreement. You should carefully review this booklet prior to making your decision.

•	ELIGIBILITY

To be eligible for the benefits provided under this Plan, you must:

•

be employed as an employee (or be in such classification and on a Company approved leave of absence) at the time your employment with the Company is involuntarily terminated, and your employment must be terminated due to a reduction in force, Company reorganization or restructuring, or changes in the Company’s operating requirements (an “Eligible Employee”);

•	receive a notification letter from an authorized Company official indicating your Termination Date and stating that you are eligible for benefits under this Plan;
•	remain employed and continue to perform your assigned duties in a satisfactory manner until your Termination Date, as determined by the Company; and
•

complete the forms relating to your termination of employment which are provided to you by the Company, including signing the Severance Agreement; you must return those forms to the designated representative of the Company as provided in the Severance Agreement within the time limits set forth below; and, if applicable, you must not revoke the Severance Agreement.

If you satisfy all of the above criteria and do not meet any of the criteria for an Ineligible Employee that are listed below, you will be considered a “Qualified Participant” and will be entitled to receive the Severance Benefits described below under the heading “Benefits Provided Under the Plan.” If you are not a Qualified Participant, you will not be able to participate in the Plan and you will not be entitled to any benefits under this Plan.

Time Limits. Eligible Employees age 40 or older on the Termination Date shall have a period of at least 45 days in which to consider and return the Severance Agreement and 7 days after signing it in which to revoke it in its entirety. Eligible Employees age 40 or older who timely revoke the Severance Agreement will not receive the benefits outlined below. Eligible Employees under age 40 on the Termination Date shall have a period of at least 7 days in which to consider, sign, and return the Severance Agreement. You will be provided with the Severance Agreement and other necessary forms relating to your termination of employment.

Termination Date. An employee’s actual date of termination of employment (the “Termination Date”) will be designated by the Company. The Company reserves the right to change your Termination Date if business circumstances require such a change. You will continue to receive your regular pay and benefits through your Termination Date, provided you continue to perform your assigned duties in a satisfactory manner.

Following your Termination Date, you will no longer be an employee of the Company. You will be entitled to Severance Benefits after your Termination Date only if you timely sign and return the Severance Agreement, and, if applicable, do not revoke it.

Ineligible Employees. The following individuals are not eligible to participate under the Plan (each, an “Ineligible Employee”): (1) any individual who is classified by the Company as temporary, part-time, seasonal or as an intern, or who is working for the Company through a temporary service, leasing arrangement, or on a contract or consulting basis; (2) any individual terminated prior to the effective date of the Plan or after the Plan terminates; (3) any individual who is not authorized to work in the United States or who is classified as a “nonresident alien” under the U.S. Internal Revenue Code; (4) any individual who is a resident alien assigned to work in the United States by an affiliate of the Company; (5) any individual who leaves the employment of the Company voluntarily, including retirement; (6) any individual who is terminated for violation of Company policy, including misconduct, failure to follow management directives, failure to appear for work, or other cause; (7) any individual who is offered or accepts another position offered to him or her by the Company; (8) any individual whose employment is terminated by the Company in connection with a merger, acquisition, or sale of the Company, or any of its assets, and who receives from the buyer or its affiliate an employment offer with substantially similar or more favorable terms and conditions of employment; (9) any individual who terminates employment due to an accident, illness, disability or death; (10) any individual who is notified in advance of his or her Termination Date, and voluntarily terminates employment prior to the designated Termination Date and thus is not actively employed with the Company on the Termination Date; (11) any individual whose terms and conditions of employment are determined by a collective bargaining agreement with a union; (12) any individual who is classified by the Company as an independent contractor, including any such individual whose status is later reclassified to employee by the IRS, Department of Labor or other governmental agency; (13) any individual who participates in, or receives severance benefits under, any other separation pay or severance plan, agreement, or arrangement of the Company; (14) any individual who declines to waive a contractual notice period relating to the termination of his or her employment; (15) any individual who is employed by a leasing, temporary employment, consulting or other organization not part of the Company or is a “leased employee” under the U.S. Internal Revenue Code; or (16) any employee who has an employment or retention agreement that specifically provides for separation pay or benefits in lieu of benefits under this Plan.

The Plan Administratorshall have the absolute and exclusive discretionary right and final authority to make any necessary determinations concerning whether an employee is eligible to receive benefits and the amount and timing of benefits under the Plan, and such determination by the Plan Administrator shall be final and binding on all parties.

BENEFITS PROVIDED UNDER THE PLAN

If you are a Qualified Participant (as defined above under the heading “Eligibility”), you will be entitled to receive the Severance Benefits described below.

IMPORTANT: An Eligible Employee who does not sign and return a Severance Agreement within the applicable time limits (or, if applicable, who revokes the Severance Agreement within seven (7) days after signing it) shall not be entitled to any Severance Benefits.

•	SEVERANCE PAY

Regular Severance Pay

If you are a Qualified Participant other than a Qualified Participant who qualifies for Enhanced Severance Pay (see below), you will receive Severance Pay based on your level and Years of Service in accordance with the following chart:

Level	Severance Pay
Non-Exempt Employee	A fixed amount equal to 3 months Base Pay, plus a variable additional amount equal to one week of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay
Exempt Employee (Annual Base Pay < $85,000)	A fixed amount equal to 4 months Base Pay, plus a variable additional amount equal to one week of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay
Exempt Employee (Annual Base Pay > $85,000)	A fixed amount equal to 6 months Base Pay, plus a variable additional amount equal to one week of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay

Enhanced Severance Pay

If you are a Qualified Participant and if, as of your Termination Date,

1.	You have at least 3 Years of Service and your age plus your Years of Service equals at least 55, OR
2.	You have at least 10 Years of Service,

you are entitled to receive Enhanced Severance Pay in accordance with the following chart rather than the Regular Severance Pay described in the chart above:

Level	Enhanced Severance Pay

Non-Exempt Employee	A fixed amount equal to 4 months Base Pay, plus a variable additional amount equal to 2 weeks of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay

Level	Enhanced Severance

Exempt Employee (Annual Base Pay < $85,000)	A fixed amount equal to 5 months Base Pay, plus a variable additional amount equal to 2 weeks of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay
Exempt Employee (Annual Base Pay > $85,000)	A fixed amount equal to 7 months Base Pay, plus a variable additional amount equal to 2 weeks of Base Pay for each Year of Service, up to an aggregate maximum of 12 months of total Base Pay

You will receive the entire amount of your Regular or Enhanced Severance Pay in a lump sum at the time and under the terms set forth under the heading “Timing/Terms of Payment of Severance Pay.”

•	TERMINATION YEAR BONUS PAYMENT

The Company may, in its sole discretion, pay you a bonus for the calendar year in which you terminate (the “Termination Year Bonus”). The amount of the Termination Bonus will be calculated based on such factors as the Company, in its sole discretion, deems relevant and may be prorated for the period of time between January 1st of the year in which you terminate and your Termination Date. The Termination Year Bonus, if any, will be paid to you in a lump sum no later than the time it would otherwise be paid to you if you remained actively employed, but in no event later than 2-1/2 months following the end of the calendar year in which the Termination Date occurs.

•	MONEY PURCHASE PLAN

If you are a Qualified Participant, depending on your age on your Termination Date, you may be entitled to a contribution to the Invesco Money Purchase Plan (the “MPP”) for the year in which your employment terminates in accordance with its terms, or a payment directly to you outside of the MPP (the “MPP Payment”).

If you have not attained the age of 59½ on or before your Termination Date, you will receive a taxable cash payment in lieu of a contribution on your behalf under the MPP, as limited under the terms of the MPP and in an amount based upon the MPP. Such payment will be made in no event later than 2-1/2 months following the end of the calendar year in which the Termination Date occurs. Your Severance Pay will not be included in your Compensation for purposes of calculating the MPP Payment. This MPP Payment will be paid to you at the time you receive your Severance Pay. If you are rehired by the Company on or before December 31st of the year in which you terminate, and a contribution is made on your behalf to the MPP for that year, you must repay to the

Company (or the Company will be entitled to offset from amounts owed to you) the full amount of the MPP Payment.

If you have attained the age of 59½ on or before your Termination Date, a contribution on your behalf shall be made to the MPP, in accordance with and as limited under the terms of the MPP, based on your Compensation (as that term is defined in the MPP) through your Termination Date. Your Severance Pay will not be included in your Compensation for purposes of calculating the MPP contribution or for purposes of any other benefit plan.

•	RETURN OF SEVERANCE BENEFITS UPON RE-EMPLOYMENT

One of the purposes of severance pay is to help bridge the gap between your employment with the Company and your next place of employment. If you are a Qualified Participant, but you are re-employed by the Company or any of its affiliates within three (3) months of your Termination Date, you will be required to repay to the Company a pro rata amount of all Severance Benefits paid to you.

CONTINUATION OF MEDICAL, VISION AND DENTAL BENEFITS

If you are a Qualified Participant, upon your termination of employment, you will be eligible to continue any medical, vision and dental coverages you have under the Company’s plans on the Termination Date by electing COBRA continuation coverage. You will receive separate information about COBRA continuation coverage.

If you are a Qualified Participant and are not eligible for benefits under the FutureMED Plan on your Termination Date, at the time you receive your Severance Pay, you will be paid a lump-sum amount equal to the difference between the expected amount payable by you for COBRA continuation coverage for the coverages you could elect and the expected amount payable by similarly situated active employees for the coverages you could elect for the period of time represented by the fixed portion of Base Pay for which you are eligible. For example, if you are entitled to receive a fixed amount of Severance Pay equal to three months Base Pay, you will receive a lump-sum amount equal to the difference between the expected amount payable by you for COBRA continuation coverage for the coverages you could elect and the expected amount payable by similarly situated active employees for the coverages you could elect for the three-month period starting on your Termination Date.

If you are a Qualified Participant and are eligible for benefits under the FutureMED Plan on your Termination Date, the lump-sum amount described above will include coverages under the Company’s dental and vision plans but not under the Company’s medical plan.

Your COBRA period will begin on the first day of the month following your Termination Date. The 18-month period will not be extended as a result of any amount payable to you under the Plan. You will be required to pay the full cost of COBRA continuation coverage for as long as you elect COBRA.

The Company reserves the right to change, reduce, or cease medical, vision and dental coverages provided to active employees and their eligible dependents, and to change how such coverages are paid for at any time. Such changes would also affect former employees who are covered by the benefit plans, including you.

•	VACATION PAY

If you are a Qualified Participant, any accrued, unused vacation time, calculated as of your Termination Date, will be paid to you in accordance with normal Company policies for such payments upon termination of employment. You will not receive payment for any unused sick time and/or personal time upon your termination of employment.

•	STOCK OPTIONS

If you are a Qualified Participant, your outstanding stock options granted under The Invesco No. 3 Executive Share Option Scheme and The Invesco 2000 Share Option Plan (the “Stock Option Plans”) will be treated as follows:

If, as of your Termination Date, you are age 55 or older and have at least 5 Years of Service:

•

you will become 100% vested in all your non-performance-based options granted under the Stock Option Plans, and, to the extent permitted without subjecting you to an excise tax under Code Section 409A, the period for exercising such options will be the full term of the options, without regard to any provisions related to termination of employment; and

•

any performance-based options granted to you under the Stock Option Plans shall not be exercisable unless and until the performance conditions applicable to such options are satisfied, but, if such performance conditions are satisfied, to the extent permitted without subjecting you to an excise tax under Code Section 409A, the period for exercising such options will be the full term of the options, without regard to any provisions in such options related to termination of employment.

If, as of your Termination Date, you have either not attained age 55 or you have less than 5 Years of Service:

•

you will become 100% vested in all your non-performance-based options granted under the Stock Option Plans, and, to the extent permitted without subjecting you to an excise tax under Code Section 409A, the period for exercising such options will end on the earlier of one (1) year from your Termination Date or the date on which the option expires in accordance with the terms of the plan and the option grant (without regard to any provisions in such options related to termination of employment); and

•	any performance-based options granted to you under the Stock Option Plans shall not be exercisable unless and until the performance conditions applicable to such options have been satisfied, but, to the extent such conditions are met and to the extent permitted without subjecting you to an excise tax under Code Section 409A, you may exercise such performance-based options until the earlier of one (1) year from your Termination Date or the date on which the option expires in accordance with the term of the plan and the option grant (without regard to any provisions in such options related to termination of employment).

•	STOCK AWARDS

Global Stock Plan and Wholesale Representatives Deferral Plan

If you are a Qualified Participant and a participant in either the Global Stock Plan or the Wholesale Representatives Deferral Plan, all of your unvested time-based awards (excluding LTIP Awards, as defined below) will, following your Termination Date, become fully vested on a date determined by the Company. Such date shall be as soon as reasonably practicable following the date on which your Severance Agreement becomes irrevocable, as described above under “ELIGIBILITY.” (“LTIP Awards” means Deferred Long-Term Awards made under Article VII of the AMVESCAP Global Stock Plan, amended and restated as of December 1, 2002, which was a previous version of the Global Stock Plan.) All unvested LTIP Awards will be forfeited on your Termination Date.

Any stock award that is a performance-based award will generally be forfeited as of your Termination Date. For a performance-based award to become vested, both of the following conditions must apply:

•	Your Termination Date occurs after the vesting period of the performance-based award has been completed; and
•	Your Termination Date occurs before the determination of the Compensation Committee that the performance criteria of the performance-based award have been achieved (or partially achieved).

If the above conditions are met, then your performance-based award will vest in accordance with the Compensation Committee’s determination and on the date the announcement of the Compensation Committee is made.

2008 Global Equity Incentive Plan

If you are a Qualified Participant and a participant in the 2008 Global Equity Incentive Plan, any unvested awards will be treated in accordance with the Terms and Conditions set forth in your award agreement.

Payout of Vested Awards

The payment of any awards that vest in accordance with the above paragraphs will be made in accordance with the provisions of the applicable plan and award certificate or award agreement pertaining to such award. No other awards will accelerate or become vested solely by reason of the termination of your employment.

•	CAREER TRANSITION ASSISTANCE

If you are a Qualified Participant, you may elect to use, at the Company’s expense, certain outplacement services. If you are a non-exempt employee, you will be eligible to attend a workshop provided by an outplacement firm selected by the Company and you will have access to certain outplacement resources for the period of time represented by the fixed portion of Base Pay for which you are eligible. If you are an exempt employee, you will have access to certain individualized outplacement services for the period of time represented by the fixed portion of Base Pay for which you are eligible. These services will begin after you have signed and returned the Severance Agreement to the Company, and if applicable, after the seven-day revocation period has expired without you submitting a revocation notice. Additional information about these services is available from your local human resources office.

•	DEFINITIONS RELATING TO SEVERANCE BENEFITS

The following definitions will apply for purposes of this Plan:

“Base Pay” means your base annual salary in effect immediately preceding your Termination Date. Base Payexcludes overtime pay, bonuses, income from stock options, commissions, fees, incentive allowances and Company-provided benefits. Each month of Base Pay equals one-twelfth (1/12) of your Base Pay. Each week of Base Pay equals 1/52 of your Base Pay.

“Severance Agreement” means an agreement between you and the Company on a form stipulated by the Company that includes a waiver of all claims you might have against the Company and certain other released parties. The form of Severance Agreement is incorporated herein by reference and is a part of this Summary Plan Description. The Severance Agreement also contains provisions that require you to do or refrain from doing a number of things. If you breach the Severance Agreement, the Company is entitled to stop your Severance Benefits as provided in the Severance Agreement, to the extent not prohibited by law. If you are 40 years of age or older, you will have at least 45 days (and, in some cases, may have more time) to review and consider the Severance Agreement and you will have the right to revoke the Severance Agreement for 7 days after it is signed, but if you exercise your right to revoke the Severance Agreement during that time, you will be ineligible to receive any Severance Benefits. If you are under age 40, you will have at least 7 days (and, in some cases, may have more time) to review and consider the Severance Agreement, but you do not have the right to revoke the agreement after you have signed it. You must hand-deliver or send the signed Severance Agreement by certified mail, return receipt requested, within the time limits set forth above to the designated representative of the Company as provided in the Severance Agreement. You are advised to obtain legal counsel in considering whether to sign the Severance Agreement. Notwithstanding any time periods for review and consideration of the

Severance Agreement described above, you may not sign and return the Severance Agreement before your Termination Date.

“Severance Benefits” means the Severance Pay and other benefits (such as your Termination Year Bonus, MPP-related payments, continued health benefits, vesting in stock options, etc.) which Qualified Participants are entitled to receive under this Plan.

“Severance Pay” means the payment of Base Pay after your Termination Date.

“Year(s) of Service” means the number of complete consecutive twelve-calendar-month periods during which you have been continuously employed by the Company or an affiliate of the Company. For purposes of calculating Severance Pay, fractional years will also be counted. For all other purposes under the Plan, fractional years will not be considered.

•	TIMING/TERMS OF PAYMENT OF SEVERANCE PAY

As described above, your Severance Pay will be paid in a lump sum within a reasonable time following the date the Company receives your timely, signed Severance Agreement or, if applicable, following the expiration of your seven (7) day revocation period, but in no event later than 2-1/2 months following the calendar year in which your Termination Date occurs.

You will not be penalized in any way for using the full, allotted period to review the Severance Agreement.

Notwithstanding the above provisions, if required to avoid an excise tax liability under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, your Severance Pay will not be paid to you until six months after your Termination Date (or your death, if earlier) if you are a “specified employee” as defined in such Code Section 409A.

All Severance Pay and other payments pursuant to this Plan will be paid with deductions for federal, state and local taxes and all other legally required or otherwise authorized deductions. Severance Paywill be granted to Qualified Participants in addition to any regular salary earned through your Termination Date and any accrued but unused vacation as of your Termination Date, as determined in accordance with normal Company policies for such payments upon termination of employment.

Persons receiving severance payments are not eligible for unemployment compensation benefits in some states. Additionally, the payment of Severance Pay will cease on the date of your death, and no survivor benefit is payable.

•	OTHER BENEFITS

With the exception of the benefits specifically described in this booklet, all other Company-provided benefits (e.g., 401(k) plan, long-term disability, AD&D, and life insurance, etc.) will cease on your Termination Date in accordance with the terms of the applicable benefit plan. No additional service crediting under the Company-provided benefit plans will result from any Severance Pay. You will not earn any additional vacation pay based on your Severance Pay amount, and your Severance Benefits will not be considered in determining the level of benefits that you will receive under any other applicable benefit plan.

Upon your termination of employment, you may be eligible to apply for and receive a distribution of your vested benefits, if any, from the Invesco 401(k) Plan, the Invesco Money Purchase Plan, the ShareSave Plan, the Invesco ESOP, or any other Company-provided benefit plans in which you participate, in accordance with the terms of such plans. You can make application for any such benefits in accordance with the usual procedures under those plans. You should refer to the Summary Plan Descriptions for those plans for more information on your eligibility to obtain those benefits or any right you may have to defer a distribution to a later date.

•	CONDITIONS TO YOUR ELIGIBILITY FOR SEVERANCE BENEFITS AND ACTS THAT MAY CAUSE YOUR BENEFITS UNDER THE PLAN TO END

To be eligible to receive and continue to receive Severance Benefits under this Plan, you must return all Company property that is in your possession, custody or control within 10 days of your Termination Date. This “property” includes, but is not limited to, keys, key cards, access cards, parking permits, vehicles, computer equipment, cellular telephones, credit cards, identification cards, and all written or recorded (whether electronically or otherwise) materials, documents, records, computer disks, notes, or other papers relating to the affairs of the Company.

As stated above, as a condition to the receipt of Severance Benefits under this Plan, you must timely sign, return and not revoke your Severance Agreement. You should read the Severance Agreement carefully and be sure you understand its terms. In addition to waiving claims you may have against the Company and certain related parties, the Severance Agreement requires that you do or refrain from doing a number of other things in order to continue to receive the Severance Pay. The Plan Administrator, if it determines that you are engaging in any conduct that violates the terms of this Plan or the Severance Agreement, may, in its discretion, terminate the Severance Benefits that you are eligible to receive, and seek the repayment of any Severance Benefits that you received, under the Plan in accordance with the provisions of the Severance Agreement and to the extent not prohibited by law.

ADDITIONAL IMPORTANT INFORMATION

•	CLAIMS PROCEDURE WHEN YOUR BENEFITS ARE DISPUTED

If a dispute arises concerning whether you are entitled to benefits under this Plan or as to the amount of your benefits, you must file a claim for benefits in accordance with the following procedure. A claim for Plan benefits must be in writing and addressed to the Plan Administrator of the Invesco Severance Plan, c/o David J. Romero, Invesco Group Services, Inc., Two Peachtree Pointe, 1555 Peachtree Street, N.E., Atlanta, GA 30309, or any other address that may be designated from time to time. You will receive a written notice from the Plan Administratorwith respect to your claim within 90 days of the date the Plan Administrator received your initial claim. If special circumstances require an extension of time, written notice will be given to you before the end of this 90-day period, which will explain the reasons for the delay and give a date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

If the Plan Administratordenies your claim, in whole or in part, it will notify you of its decision in writing. The notice will contain certain information, including the specific reason for the denial, a reference to the specific Plan provisions on which the denial is based, any additional information needed for further review of the claim and an explanation of why such information is necessary, an explanation of the Plan’s claim review procedure and a statement regarding your right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

You may appeal the denial of a claim in writing no more than 60 days after you receive notice of the denial. The Plan Administrator’s decision will be given to you in writing no later than 60 days after receipt of the request. If special circumstances exist, the review period may be extended an additional 60 days. You will be notified if such an extension is necessary prior to the end of the initial 60-day period. In no event will the decision be delayed beyond 120 days after receipt of the request for review.

During the review period and upon request, you will be provided, free of charge, with copies of all documents and information relevant to the claim for benefits. You will also be given the opportunity to submit written comments, documents, records, etc. with regard to your claim. In making its determination, the Plan Administrator will consider all information that you submit, regardless of whether it was submitted or considered as part of the initial determination. If the Plan Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to your claim, you will be deemed to have exhausted all administrative remedies under the Plan and will have the right to bring a civil action under section 502(a) of ERISA.

The Plan Administrator, has the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for Severance Benefits and to determine the amount of such Severance Benefits, and its decisions on such matters are final and conclusive. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious). The Plan Administrator may designate persons to assist in the administration of the Plan and may delegate its authority under the Plan to such persons as it deems advisable.

•	ASSIGNMENT OF BENEFITS

Benefits under the Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Company.

•	FINANCING THE PLAN

The Company pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the Company as Plan Administrator.

•	PLAN AMENDMENT AND TERMINATION

The Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time and from time to time, with or without notice. Any termination or amendment will not adversely affect the rights and Plan benefits of those Qualified Participants whose Termination Date has passed and who became entitled to Severance Benefits under the Plan prior to such action. Upon final termination of the Plan, the Company will make appropriate arrangements to wind up the affairs of the Plan, and all required Severance Benefits which became due prior to such termination will be paid to Qualified Participants. Prior practices by the Company or any entity related to the Company shall not diminish in any way the rights granted the Company under this section. Oral and other informal communications made by the Company or the Company’s representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Company’s rights to amend or terminate the Plan in any manner.

•	STATEMENT OF ERISA RIGHTS

The following statement is required by federal law and regulations. As a participant in the Invesco Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

•	Receive Information About Your Plan and Benefit
•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts, and copies of the latest Form 5500 Series, if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each plan participant with a copy of the summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and Plan participants and beneficiaries. No one, including your Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of

Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

BASIC PLAN DATA

•	PLAN NAME AND TYPE

The name of the Plan is the Invesco Severance Plan. The Plan is considered a “welfare plan” under ERISA. The Plan is effective as of September 15, 2008.

•	EXCLUSIVE SOURCE OF SEVERANCE BENEFITS

The Plan is the only benefit plan providing severance or similar benefits for Eligible Employees of the Company, and, to the extent any other written or unwritten plans, programs, practices, or arrangements are deemed to have existed, they are hereby canceled and superseded by this Plan. Any employee who does not meet the requirements to participate in this Plan is not entitled to any plan or program of severance benefits, severance payments or similar benefits upon termination of employment.

•	NAME AND ADDRESS OF PLAN SPONSOR

The Plan is sponsored by:	IVZ, Inc.

Two Peachtree Pointe

1555 Peachtree Street, NE

Atlanta, GA 30309

U.S. subsidiaries of IVZ, Inc. also participate in the Plan.

•	EMPLOYER AND PLAN IDENTIFICATION NUMBER

The Internal Revenue Service has assigned the Company the employer identification number 58-2287224. The plan number assigned to the Plan is 583.

•	PLAN ADMINISTRATION

The Company serves as the Plan Administrator under ERISA for the Plan and can be contacted at c/o David J. Romero, Invesco Group Services, Inc., Two Peachtree Pointe, 1555 Peachtree Street, NE, Atlanta, GA 30309.

•	FISCAL YEAR OF THE PLAN

The Plan and its records are kept on a plan-year basis. A plan year is a 12-month period beginning January 1 and ending December 31.

•	AGENT FOR THE SERVICE OF LEGAL PROCESS

Legal process can be served on the Company by directing such legal service to:

Jonathan J. Doyle

Invesco Group Services, Inc.

Two Peachtree Pointe

1555 Peachtree Street, NE

Atlanta, GA 30309

EXHIBIT 3

Form of Separation Agreement and General Release

[ FORM ON FILE WITH THE COMPANY ]